FOR IMMEDIATE RELEASE

CORONADO CHANGES NAME AND EFFECTUATES REVERSE SPLIT OF ITS OUTSTANDING COMMON SHARES

July 24, 2002ay 23rd,, Las Vegas, Nevada - Coronado Explorations Ltd. announced today that the company's corporate name has changed to Naturol Holdings Ltd. The Company's new trading symbol is "NTUH". Further, the Company has effectuated a 1 for 5 reverse split of all of its issued and outstanding common stock as of the close of business on July 22, 2002.

The name change and reverse split were approved by written consent of the majority stockholder of the Company and notice was sent to stockholders of record as of June 24, 2002. Other items approved by the majority stockholder included the change in the Company's reporting year-end to December 31 for 2002, the approval of a stock option plan for two million shares of common stock, and the amendment and restatement of the Company's Bylaws. Readers are urged to review the Company's Definitive Information Statement on Form 14C filed with the SEC on June 28, 2002, a copy of which is available on the SEC's website (www.sec.gov).

Naturol Holdings Ltd, through it wholly-owned subsidiary Naturol Inc., Inc. is dedicated to becoming a global leader in the commercialization of technology for the production of low cost, high quality extracts from natural materials. Naturol's proprietary technologies offer a more benign and cost effective alternative to current extraction technologies and that will
producefor the production of high quality extracts to be   for used in the
$2.4 billion dollar U.S. market for plant based pharmaceuticals, neutraceuticals, food additives, flavors and fragrances.

Forward-Looking Statements: Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any benefits of the corporate name change, the ability of the Company to become a global leader in the extract industry, the benefits of the Company's technology, the size of the U.S. extraction market, the competitive environment within the extraction industry, the Company's ability to continue to successfully market and provide its technology, the continuation of the arrangements with the Company's testing and development partners, the ability of the Company to meet its financial projections, and general economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.


CONTACT:
Naturol Holdings Ltd.
Brad Grieco or Isaac Moss
Tel: 702 450 1600
Fax: 702 450 5790